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                                                                    Exhibit 10.8

                    TEXAS GENCO SEVERANCE BENEFITS PLAN #2050

                   SUMMARY PLAN DESCRIPTION AND PLAN DOCUMENT

               (AS AMENDED AND RESTATED EFFECTIVE OCTOBER 1, 2004)

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                    TEXAS GENCO SEVERANCE BENEFITS PLAN #2050

                   SUMMARY PLAN DESCRIPTION AND PLAN DOCUMENT

               (AS AMENDED AND RESTATED EFFECTIVE OCTOBER 1, 2004)

1.    Purpose of the Plan

      The purposes of the Texas Genco Severance Benefits Plan #2050, as amended and restated effective October 1, 2004 (the "Plan"), are:

      (a) To make Severance Benefits available to certain eligible employees that will financially assist with their transition following certain terminations of employment from Texas Genco, LP (the "Company"), Texas Genco Purchaser (as defined herein) or their successors while the Plan is in effect; and

      (b) To resolve any possible claims arising out of employment, including termination, by providing such employees with severance benefits in return for a waiver and release from liability.

      If an employee qualifies for a benefit under this Plan, payments under this Plan are not required by any legal obligation other than the Plan itself. This Plan will be binding upon and inure to the benefit of the Company and any successor to the Company, including, without limitation, Texas Genco Purchaser, and its affiliates, on and after the Texas Genco Sale Date (and such successor will thereafter be deemed the "Company" for purposes of this Plan), but will not otherwise be assignable, transferable or delegable by the Company.

      This Plan represents an amendment and restatement of all prior severance plans, practices or policies (other than individual contracts providing for severance benefits) in effect with the Company (or an affiliate) as of the effective date hereof with respect to the employees. All such prior severance plans, practices and policies are hereby superseded by this Plan, and discontinued and terminated with respect to the employees.

2.    Definitions

      As used in this Plan, the following terms shall have the following meanings (and the singular includes the plural, unless the context clearly indicates otherwise):

      ACTIVE EMPLOYEE RATE: The monthly out-of-pocket cost or premium (exclusive of any portion of the cost or premium paid by the Company or an Affiliate) paid by active employees of the Company or its Affiliate (based on grade level or position) who are similarly situated as the Employee as of his or her Termination Date for coverage under a medical, dental and/or vision plan of the Company.

      AFFILIATE: Each corporation, partnership, or other business entity which is 50% or more owned, directly or indirectly, by the Company.

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      CAUSE: Termination from employment due to gross negligence in the performance of duties; intentional and continued failure to perform duties; intentional engagement in conduct which is materially injurious to the Company or its Affiliates, employees or property (monetarily or otherwise); an intentional act of fraud, embezzlement or theft; an intentional wrongful disclosure of confidential or proprietary information of the Company or an Affiliate; or conviction of a felony or a misdemeanor involving moral turpitude. For this purpose, an act or failure to act on the part of an Employee will be deemed "intentional" only if done or omitted to be done by the Employee not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company, and no act or failure to act on the part of the Employee will be deemed "intentional" if it was due primarily to an error in judgment or negligence.

      CENTERPOINT ENERGY: CenterPoint Energy, Inc., a Texas corporation, and any successor to CenterPoint Energy, Inc.

      COBRA: The Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time, currently embodied in Internal Revenue Code
      Section 4980B, which provides for continuation of group health plan coverage in certain circumstances.

      COBRA RATE: The cost of continued coverage under COBRA, that currently being 102% of the full group rate (including the employee's share and the employer's share of the group coverage cost and a 2% administrative fee).

      COMPANY: Prior to the consummation date of the Genco LP Division, as described in Section 2.1 of the Transaction Agreement, Texas Genco, LP, a Texas limited partnership, and any successor to Texas Genco, LP; and, on and after the consummation date of the Genco LP Division, Texas Genco II, LP, a Texas limited partnership, and any successor to Texas Genco II, LP.

      COMPENSATION: The Employee's annual base salary or annualized base rate of pay plus target bonus under the STI Plan.

      COVERED TERMINATION: Any termination of the Employee's employment with the Company or any Affiliate thereof within two years after the Texas Genco Sale Date that does not result from (i) death; (ii) Disability entitling the Employee to benefits under an LTD Plan; (iii) involuntary termination for Cause; or (iv) resignation by the Employee, unless such resignation is for Good Reason.

      DISABILITY: Disability within the meaning of the LTD Plan that covers the Employee.

      EMPLOYEE: Jack Blackburn, Rick Bye, Ben Carmine, Stephen Hedge, Scott McQueen, Ernie McWilliams, Bob Osco, Derenda Plunkett, Don Poe, Don Powell, Joseph Price, Marty Ryan, Welton Simpson, Carol Wilson and Dudley Zahn, who shall be collectively referred to as "Employee" or "Employees" herein.

      ERISA: The Employee Retirement Income Security Act of 1974, as amended.

      GENERAL PARTNER: The general partner of the Company.

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      GOOD REASON: Any resignation from employment by the Employee with the
      Company or an Affiliate thereof within two years after the Texas Genco Sale Date that results from (i) a reduction in the Employee's annualized base salary or annualized base rate of pay and/or bonus level under the STI Plan (i.e., 25% to 35% as applicable per Employee) as in effect immediately prior to the Texas Genco Sale Date; or (ii) a change in the location of the Employee's principal place of employment with the Company by more than 50 miles from the location where the Employee was principally employed immediately prior to the Texas Genco Sale Date.

      LTD PLAN: A long-term disability plan of the Company, an Affiliate or, on and after the Texas Genco Sale Date, the Texas Genco Purchaser.

      PARTICIPANT: An Employee who meets the requirements set forth in Section 3(a) of this Plan.

      PLAN: The Texas Genco Severance Benefits Plan #2050, as amended and restated effective October 1, 2004 (formerly the Texas Genco Holdings, Inc. Severance Benefits Plan #2050).

      PLAN ADMINISTRATOR: Prior to the Texas Genco Sale Date, the CenterPoint Energy, Inc. Benefits Committee, and on and after the Texas Genco Sale Date, the Texas Genco Purchaser or the committee designated by the Texas Genco Purchaser.

      PERSON: Any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

      SERVICE: Service credited under the Texas Genco Retirement Plan, as in effect on the Texas Genco Sale Date; provided, however, that, to the extent not credited as Service under the Texas Genco Retirement Plan, the term Service for purposes of this Plan shall include the Participant's employment with the Company or its Affiliates during the period commencing on the Texas Genco Sale Date and ending on his or her Termination Date.

      SEVERANCE BENEFITS: Benefits described in Sections 4, 5(a)(i), 5(a)(ii) and 5(a)(iii) below.

      STI PLAN: The Texas Genco Short Term Incentive Plan, as in effect from time to time, or any similar successor plan adopted by the Company.

      TERMINATION DATE: The last day on which an Employee is carried on the payroll of the Company or an Affiliate.

      TEXAS GENCO PURCHASER: GC Power Acquisition LLC, a Delaware limited liability company.

      TEXAS GENCO SALE DATE: The Non-STP Acquisition Closing Date, as defined in the Transaction Agreement.

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      TRANSACTION AGREEMENT: That certain Transaction Agreement among
      CenterPoint Energy, Inc., Utility Holding, LLC, NN Houston Sub, Inc., Texas Genco Holdings, Inc., HPC Merger Sub, Inc. and GC Power Acquisition LLC, dated as of July 21, 2004.

      WAIVER AND RELEASE: The legal document, in a form substantially similar to the form attached hereto as Exhibit A, in which an Employee, in exchange for Severance Benefits under the Plan, among other things, releases, among other parties, the Company and all of its Affiliates, CenterPoint Energy and all of its affiliates, their directors, officers, employees and agents, their employee benefit plans, and the fiduciaries and agents of said plans from liability and damages in any way related to the Employee's employment with or separation from employment with the Company or any of its Affiliates.

3.    Participation

      (a)   Participants

            An Employee shall be eligible to become a Participant in the Plan and receive Severance Benefits only if the Employee (i) experiences a Covered Termination, (ii) executes and returns to the Company a Waiver and Release within the time period prescribed by the Company following the date of the Employee's Covered Termination, and (iii) does not revoke such Waiver and Release within the time period prescribed by the Company after the date of execution. Employees who meet the requirements in the preceding sentence are referred to as "Participants."

      (b)   Waiver and Release

            Each Employee who is eligible to be a Participant shall be given a form of Waiver and Release and a listing of the job titles and ages of all individuals eligible or selected to become Participants and the ages and job titles of all individuals in the same job classification or organizational unit who are not eligible or selected to become Participants. EACH EMPLOYEE IS HEREBY ADVISED TO CONSULT AN ATTORNEY BEFORE SIGNING A WAIVER AND RELEASE.

4.    Cash Severance Benefit

      (a) An Employee who qualifies as a Participant under Section 3 shall be entitled to a lump-sum cash Severance Benefit in an amount equal to the Participant's Compensation determined immediately prior to (i) the Texas Genco Sale Date or (ii) the date of his or her Covered Termination, whichever is greater, multiplied by one.

      (b) A cash Severance Benefit calculated pursuant to Section 4(a) for a Participant shall be reduced by the amount of any cash compensation payable to the Participant by the Company or its Affiliates on account of the termination of the Participant's employment pursuant to (i) a written employment agreement with the Company or its Affiliates, (ii) another severance plan or program of the Company or its Affiliates, or (iii) any other obligation, whether by contract, applicable law, or otherwise of the Company or any other individual or entity to

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            provide a payment to such Participant in the event of an involuntary termination of such Participant's employment with the Company or an Affiliate.

      Notwithstanding the foregoing, the amount of any lump-sum cash Severance Benefit otherwise payable to a Participant shall be reduced by any monies owed by the Participant to the Company or an Affiliate, including, but not limited to, any overpayments made to the Participant by the Company or an Affiliate and the balance of any loan by the Company or an Affiliate to the Participant that is outstanding at the time that the cash Severance Benefit is paid.

5.    Continuation of Other Benefits

      (a)   Participants

            In addition to the cash Severance Benefit, a Participant shall be entitled to the following benefits:

            (i)   Medical/Dental/Vision Plan Benefits

                  For the applicable period required by COBRA, a Participant shall be entitled to continue the medical, dental and vision plan coverage in effect for active employees during such period if the Participant is eligible for and timely elects continuation of such coverage in accordance with COBRA. The Participant shall pay the Active Employee Rate with respect to such coverage for one year and thereafter the full COBRA Rate with respect to such coverage. The eligibility of the Participant to continue such coverage at both the Active Employee Rate and full COBRA Rate shall not exceed a period of 18 months unless a longer period is required by COBRA. Such benefits shall be governed by and subject to (i) the terms and conditions of the plan documents providing such benefits, including the reservation of the right to amend or terminate such benefits under those plan documents at any time, and (ii) the provisions of COBRA. The period of coverage provided under this section shall constitute continuation coverage required by COBRA.

                  If, as of the date of his or her Covered Termination, the Participant is covered by a Company retiree medical plan and has (i) attained age 50, but not age 55, and (ii) completed at least 20 years of Service, such Participant shall have the same access to the Company's retiree medical plan as the Participant would have had had the Participant terminated his or her employment immediately after attaining age 55; provided, however, that such access shall not commence prior to the date the Participant actually attains age 55.

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            (ii)  Outplacement

                  The Participant shall be offered outplacement services up to $10,000 on his or her Termination Date.

            (iii) Retirement Plan Benefits

                  Provided the Participant is a participant in a tax-qualified pension plan maintained or contributed to by the Company (the "Retirement Plan") as of the Participant's Termination Date, such Participant who as of his or her Termination Date has (A) attained age 50, but not yet 55, and (B) completed at least 20 years of Service shall be deemed eligible to receive a benefit equal to the early retirement benefit (payable in a form other than a lump-sum) under the Retirement Plan which the Participant would have been eligible to receive thereunder had the Participant terminated his or her employment immediately after attaining age 55; provided, however, that such benefit shall not commence prior to the date the Participant actually attains age 55. For benefit accrual purposes, the Participant's benefit under the Retirement Plan shall be based on his or her actual Service at such Participant's Termination Date.

            (iv)  All Other Benefit Plans or Programs

                  A Participant's participation in all other employee benefit plans and/or programs at the Company and the Affiliates shall cease as of his or her Termination Date, subject to the terms and conditions of the governing documents of those employee benefit plans and/or programs.

      (b)   Ineligible Employees

            An Employee who does not satisfy all the requirements of Section 3 shall be entitled to no benefits under the Plan. Any such Employee shall, however, be entitled to receive those benefits, following his or her Termination Date, to which he or she is otherwise entitled under the provisions of the Retirement Plan or any other employee benefit program in which such Employee is a participant on his or her Termination Date.

6. Confidential and Proprietary Business Information and Nonsolicitation Obligations

      Notwithstanding any provision of this Plan to the contrary, an Employee's entitlement to the benefits provided for under this Plan shall be fully subject to the provisions of the Waiver and Release regarding confidential and proprietary business information and non-solicitation, and the Company and the Affiliates shall be entitled to take all actions specified in the Waiver and Release with respect to an Employee who fails to comply with those provisions.

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7.    Unemployment; Taxes

      Payments under this Plan will not be reduced because of any unemployment benefits an Employee may be eligible to receive under applicable federal or state unemployment laws. Any required income tax withholding and FICA (Social Security) taxes shall be deducted from any benefit paid under the Plan.

8.    When the Severance Benefits Will be Paid

      Within 60 days following the date that a Participant returns an executed Waiver and Release, the Participant's cash Severance Benefit described in
      Section 4 will be paid to the Participant in a single lump sum and outplacement services described in Section 5(a)(ii) will commence. Participants receiving Severance Benefits shall not be considered employees of the Company or any Affiliate for any purpose after their Termination Dates, nor shall any Severance Benefits be considered for purposes of computing benefits under or making contributions to any employee benefit plan maintained by the Company or any Affiliate.

      If a Participant dies after his or her Termination Date and after executing the Waiver and Release (without having timely revoked it) but before receiving his or her cash Severance Benefit, any cash Severance Benefit will instead be paid (a) to the Participant's beneficiary (or beneficiaries) designated under the Company's life insurance plan covering the Employee on his or her Termination Date, if such beneficiary is living, or (b) if none is so designated or living, to the executor of the Participant's estate, in a lump sum as soon as practicable after the date of death.

      Payments of other benefits described in Section 5 will be made in accordance with the provisions of the governing plan documents and the applicable policies of the Company and the Affiliates.

9.    Non-Assignment of Severance Benefits

      No benefit under this Plan shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, voluntary or involuntary, by operation of law or otherwise, and any attempt at such a transaction shall be void. Also, no benefit under this Plan shall be liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled to it. Notwithstanding the foregoing, the amount of any cash Severance Benefit otherwise due to a Participant shall be reduced by any monies owed by the Participant to the Company or an Affiliate as provided in Section 4 hereof.

10.   Plan Amendment and Termination

      The Plan shall be subject to amendment, change, substitution, deletion, revocation or termination by the General Partner at any time prior to the Texas Genco Sale Date, other than at the request of a Texas Genco Purchaser or other third party who has taken steps reasonably calculated to result in the Texas Genco Sale Date. On and after the Texas Genco Sale Date, except to the extent necessary for the Company to pay benefits to Participants who qualified for a benefit under this Plan (including the requirement to

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      return the signed Waiver and Release to the Company and not revoke it within seven days after signing it), the Plan shall automatically terminate two years from the Texas Genco Sale Date. After the Texas Genco Sale Date, the Plan shall not be subject to amendment, change, substitution, deletion, revocation or termination in any respect which adversely affects the rights of an Employee or Participant without the consent of that Employee or Participant.

11.   Making A Claim

      (a)   How to Submit a Claim

            If benefits due under this Plan have not been provided within the time frame specified in Section 8, a Participant or his or her authorized and designated representative (collectively, the "Applicant") must request those benefits in writing from the Plan Administrator. Such application shall set forth the nature of the claim and any other information that the Plan Administrator may reasonably request. The Plan Administrator shall notify the Applicant of the benefits determination within a reasonable time after receipt of the claim, such time not to exceed 90 days unless special circumstances require an extension of time for processing the claim. If such an extension is required, written notice of the extension shall be furnished to the Applicant prior to the end of the initial 90-day period. In no event shall such an extension exceed a period of 90 days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time, and the date by which a final decision is expected to be rendered.

            Notice of a claim denial, in whole or in part, shall be set forth in a written or electronic notice in a manner calculated to be understood by the Applicant and shall contain the following:

            (i)   the specific reason or reasons for the denial; and

            (ii) specific reference to the pertinent Plan provisions on which the denial is based; and

            (iii) a description of any additional material or information necessary for the Applicant to perfect the claim and an explanation of why such material or information is necessary; and

            (iv) an explanation of the Plan's claims review procedure, the time limits applicable to such procedures, and a statement of the Participant's rights following an adverse benefit determination on review, including a statement of an Applicant's right to file a lawsuit under ERISA if the claim is denied on appeal.

            An Applicant shall be given timely written notice of the time limits set forth herein for determinations on claims, appeal of claim denial and decisions on appeal.

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      (b)   Claims Review Procedure

            If a written claim results in a claim denial, either in whole or in part, in accordance with Section 11(a), the Applicant has the right to appeal as described in this Section 11(b). The appeal must be in writing. Upon receipt of a claim denial, an Applicant may send a written request, including any additional information supporting the claim, for reconsideration to the Plan Administrator within 60 days of receiving notification that the claim is denied. Upon review, the Plan Administrator will consider all comments, documents, records, and other information submitted by the Participant related to the claim without regard to whether such information was submitted or considered in the initial benefit determination.

            The Plan Administrator shall render a decision no later than the date of its regularly scheduled meeting next following receipt of a request for review, except that a decision may be rendered no later than the second such meeting if the request is received within 30 days of the first meeting. The Applicant may request a formal hearing before the Plan Administrator which the Plan Administrator may grant in its discretion. Notwithstanding the foregoing, under special circumstances which require an extension of time for rendering a decision (including, but not limited to, the need to hold a hearing), the decision may be rendered not later than the date of the third regularly scheduled Plan Administrator meeting following the receipt of the request for review. If such an extension is required, the Applicant will be advised in writing before the extension begins.

            The Plan Administrator will provide written or electronic notice of its final determination. If the claim is denied in whole or part, such notice, which shall be written or electronic in a manner calculated to be understood by the Applicant, will include:

            (i)   the specific reason(s) for the denial; and

            (ii) the specific provision(s) of the Plan on which the denial is based; and

            (iii) a statement that the Applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits (as described above); and

            (iv) a statement describing any voluntary appeal procedures offered by the Plan and the Applicant's right to obtain further information about any such procedures; and

            (v) a statement of the Applicant's right to file a lawsuit under ERISA.

            An appeal will not be considered if it is not filed within the applicable period of time.

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            At any stage in the appeals process, the Applicant may review and obtain copies of documents, including the Plan document, records, and other information relating to the Applicant's entitlement to such benefit, and submit issues, comments, and records relating to the claim in writing.

            Benefits under this Plan will only be paid if the Plan Administrator decides, in its discretion, that an Applicant is entitled to them. No action at law or in equity shall be brought to recover benefits under this Plan prior to the date the Applicant has exhausted the administrative process of appeal available under the Plan under this
            Section 11. Furthermore, any such action must be brought within three years of the final date the claim could have been filed in order for the action to be valid.

12.   Employee Rights

      As a potential participant in the Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all plan participants under ERISA plans (like this Plan) shall be entitled to:

      RECEIVE INFORMATION ABOUT YOUR PLAN AND BENEFITS

      Examine, without charge, at the Plan Administrator's office and at other specified locations, such as worksites and union halls, all documents governing the Plan, including (when applicable) insurance contracts and collective bargaining agreements, and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

      Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including (when applicable) insurance contracts and collective bargaining agreements, and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

      Receive a summary of the Plan's annual financial report. The Plan Administrator is required by law to furnish each Participant with a copy of this summary annual report.

      PRUDENT ACTIONS BY PLAN FIDUCIARIES

      In addition to creating rights for Plan Participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan Participants and beneficiaries. No one, including your employer, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.

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      ENFORCE YOUR RIGHTS

      If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

      Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan Administrator and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the Plan's decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in Federal court. If it should happen that Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

      ASSISTANCE WITH YOUR QUESTIONS

      If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

13.   Arbitration of Employee Disagreements

      Any dispute, controversy, or claim (that is not settled in accordance with the procedures outlined in Section 11) arising out of or relating to (a) whether the decision of the Plan Administrator respecting the benefits under this Plan or interpretation of this Plan is arbitrary and capricious or (b) whether an Employee knowingly and voluntarily executed his or her Waiver and Release shall be settled by final and binding arbitration in accordance with the American Arbitration Association Employment Dispute Resolution Rules. Before resorting to arbitration, an aggrieved Employee must first follow the Review Procedure outlined in Section 11 of the Plan. If there is still a dispute after the procedures in Section 11 have been exhausted, the Employee must request arbitration in writing within 60 days after denial of a review of a claim, whether denied in writing or by operation of time as outlined in Section 11 of this Plan.

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      The arbitrator shall be selected by mutual agreement of the parties, if possible. If the parties fail to reach agreement regarding appointment of an arbitrator within 30 days following receipt by one party of the other party's notice of desire to arbitrate, the arbitrator shall be selected from a panel or panels of persons submitted by the American Arbitration Association (the "AAA"). The selection process shall be that which is set forth in the AAA Employment Dispute Resolution Rules, except that, if the parties fail to select an arbitrator from one or more panels, AAA shall not have the power to make an appointment but shall continue to submit additional panels until an arbitrator has been selected.

      All fees and expenses of the arbitration, including a transcript if requested, will be borne by the parties equally. The complete rules of the AAA are available from the Plan Administrator upon request. Any action to enforce or vacate the arbitrator's award shall be governed by the Federal Arbitration Act, if applicable, and otherwise by Texas state law.

      If an Employee fails to receive, within 30 days of a request, any information to which he or she is legally entitled, the Employee has a right to file suit in a Federal court or to request assistance from the U.S. Department of Labor. In any lawsuit, the court may require the losing party to pay all legal costs, including attorneys' fees.

14.   Plan Document Controls

      In the event of any inconsistency between this Plan document and any other communication regarding this Plan, this Plan document controls.

15.   Controlling Law

      This Plan is an employee welfare benefit plan under ERISA. This Plan and the Waiver and Release shall be interpreted under ERISA and the laws of the State of Texas, without reference to any conflicts of law principles thereof that would require the application of the laws of another jurisdiction, to the extent that state law is applicable.

16.   General Information

      Plan Sponsor: Texas Genco, LP, 1111 Louisiana Street, Houston, Texas 77002, prior to the consummation date of the Genco LP Division; and Texas Genco II, LP, 1111 Louisiana Street, Houston, Texas 77002, on and after the consummation date of the Genco LP Division.

      Employer Identification Number of Plan Sponsor: 30-0083668

      Plan Number: 2050.

      Plan Year: The plan year for reporting to governmental agencies and employees shall be the calendar year.

      Plan Administrator: Prior to the Texas Genco Sale Date, the Benefits Committee, CenterPoint Energy, Inc., ATTN: Secretary, P.O. Box 61867, Houston, Texas 77208;

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

      (713) 207-7227. On and after the Texas Genco Sale Date, Texas Genco Purchaser or the committee designated by Texas Genco Purchaser at the address provided by Texas Genco Purchaser to the Participant.

      The Plan Administrator is responsible for the operation and administration of the Plan. The Plan Administrator is authorized to construe and interpret the Plan, and its decisions shall be final and binding. The Plan Administrator shall make all reports and disclosures required by law.

      Agent for Service of Legal Process: Prior to the Texas Genco Sale Date, the Benefits Committee, CenterPoint Energy, Inc., ATTN: Secretary, P.O. Box 61867, Houston, Texas 77208, is the agent for service of legal process. On and after the Texas Genco Sale Date, Texas Genco Purchaser,
      ATTN: Corporate Secretary, or such other person or entity designated by Texas Genco Purchaser, at the address provided by Texas Genco Purchaser to the Participant, is the agent for service of legal process.

      Source of Benefits: Payments due under this Plan shall be made by the Company or an Affiliate designated by the Company from the paying employer's general assets.

            IN WITNESS WHEREOF, Texas Genco Holdings, Inc. and Texas Genco GP, LLC, the general partner of Texas Genco, LP, have executed these presents as evidenced by the signature of their officers affixed hereto, in a number of copies, all of which shall constitute but one and the same instrument, which may be sufficiently evidenced by any executed copy hereof, this 16th day of September, 2004, but effective as of October 1, 2004.

                                        TEXAS GENCO HOLDINGS, INC.

                                        By /s/ DAVID G. TEES
                                           -------------------------------------
                                           David G. Tees
                                           Chief Executive Officer
ATTEST:

/s/ RICHARD DAUPHIN
-----------------------------
Assistant Corporate Secretary

                                        TEXAS GENCO GP, LLC,
                                        GENERAL PARTNER OF TEXAS GENCO, LP

                                        By /s/ DAVID G. TEES
                                           -------------------------------------
                                           David G. Tees
                                           President and Chief Executive Officer
ATTEST:

/s/ RICHARD DAUPHIN
-----------------------------
Assistant Corporate Secretary

                                                                       EXHIBIT A


                    TEXAS GENCO SEVERANCE BENEFITS PLAN #2050

                               WAIVER AND RELEASE

            By notice letter to me, dated ___________________, ____ (the "Notice Letter"), Texas Genco, LP or its successor offered to pay to me certain Severance Benefits under the TEXAS GENCO SEVERANCE BENEFITS PLAN #2050 (THE "PLAN"), which I understand is incorporated herein by reference, upon my qualifying termination of employment, in exchange for my agreement to waive all of my claims against and release (i) Texas Genco, LP and its predecessors, successors and assigns (collectively referred to as the "Company"), (ii) all of the affiliates (including CenterPoint Energy, Inc. and its predecessors, successors and assigns and all of its wholly or partially owned subsidiaries and affiliates) of the Company and their predecessors, successors and assigns (collectively referred to as the "Company Affiliates"), and (iii) the Company's and Company Affiliates' directors and officers, partners, employees and agents, insurers, employee benefit plans and the fiduciaries and agents of such plans (collectively, with the Company and Company Affiliates, referred to as the "Corporate Group") from any and all claims, demands, actions, liabilities and damages arising out of or relating in any way to my employment with or separation from the Company or the Company Affiliates. I have read the Plan and was advised in the Plan as to the class, organizational unit or group of individuals covered by the Plan, the eligibility factors for the Plan and the time limits applicable to the Plan. I acknowledge that I have received a list of the job titles and the ages of all employees eligible or selected for the Plan and a list of the ages and job titles of employees in the same job classification or organizational unit who are not selected for the Plan. All payments under the Plan are voluntary and are not required by any legal obligation other than the Plan itself.

            I UNDERSTAND THAT SIGNING THIS WAIVER AND RELEASE IS AN IMPORTANT LEGAL ACT. I ACKNOWLEDGE THAT I HAVE BEEN ADVISED IN WRITING TO CONSULT AN ATTORNEY BEFORE SIGNING THIS WAIVER AND RELEASE (BUT NOT BEFORE MY TERMINATION
DATE). I UNDERSTAND THAT, IN ORDER TO BE ELIGIBLE FOR SEVERANCE BENEFITS UNDER THE PLAN, I MUST SIGN AND RETURN (TO ______________________________) THIS WAIVER AND RELEASE BY 5:30 P.M. ON ___________, ____ (OR, IF LATER, THE 50TH DAY FOLLOWING THE DATE I RECEIVED THE NOTICE LETTER). I ACKNOWLEDGE THAT I HAVE BEEN GIVEN AT LEAST 45 DAYS TO CONSIDER WHETHER TO EXECUTE THIS WAIVER AND RELEASE.

            In exchange for the payment to me of Severance Benefits pursuant to the Plan, which is in addition to any remuneration or benefits to which I am already entitled, (1) I agree not to sue in any local, state and/or federal court or to file a grievance regarding or relating in any way to my employment with or separation from the Company or the Company Affiliates, and (2) I knowingly and voluntarily waive all claims and release the Corporate Group from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to my employment with or separation from the Company or the Company Affiliates, except to the extent that my rights are vested under the terms of employee benefit plans sponsored by the Company or the Company Affiliates and except with respect to such rights or claims as may arise after the date this Waiver and Release is executed. This Waiver and Release includes, but is not limited to, claims and causes of action under: Title VII of the Civil Rights Act of 1964, as amended ("Title VII"); the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990 ("ADEA");

the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990 ("ADA"); the Energy Reorganization Act, as amended, 42 U.S.C. Section 5851; the Workers Adjustment and Retraining Notification Act of 1988; the Pregnancy Discrimination Act of 1978; the Employee Retirement Income Security Act of 1974, as amended; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Occupational Safety and Health Act; the Texas Labor Code; claims in connection with workers' compensation or "whistle blower" statutes; and/or contract, tort, defamation, slander, wrongful termination or any other state or federal regulatory, statutory or common law. Further, I expressly represent that no promise or agreement which is not expressed in the Plan or this Waiver and Release has been made to me in executing this Waiver and Release, and that I am relying on my own judgment in executing this Waiver and Release, and that I am not relying on any statement or representation of any member of the Corporate Group or any of their agents. I agree that this Waiver and Release is valid, fair, adequate and reasonable, is with my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me. I acknowledge and agree that the Company will withhold any taxes required by federal or state law from the Severance Benefits otherwise payable to me and that the Severance Benefits otherwise payable to me shall be reduced by any monies owed by me to the Company (or a Company Affiliate), including, but not limited to, any overpayments made to me by the Company (or a Company Affiliate) and the balance of any loan by the Company (or a Company Affiliate) to me that is outstanding at the time that the Severance Benefits are paid.

            I acknowledge that payment of Severance Benefits pursuant to the Plan is not an admission by any member of the Corporate Group that they engaged in any wrongful or unlawful act or that any member of the Corporate Group violated any federal or state law or regulation. I understand that nothing in this Waiver and Release is intended to prohibit, restrict or otherwise discourage any individual from engaging in activity protected under 42 U.S.C.
Section 5851, 10 C.F.R. Section 50.7 or the Sarbanes-Oxley Act of 2002, including, but not limited to, providing information to the Nuclear Regulatory Commission ("NRC") or to any member of the Corporate Group regarding nuclear safety or quality concerns, potential violations or other matters within the NRC's jurisdiction. I acknowledge that no member of the Corporate Group has promised me continued employment or represented to me that I will be rehired in the future. I acknowledge that my employer and I contemplate an unequivocal, complete and final dissolution of my employment relationship. I acknowledge that this Waiver and Release does not create any right on my part to be rehired by any member of the Corporate Group and I hereby waive any right to future employment by any member of the Corporate Group.

            I have returned or I agree that I will return immediately, and maintain in strictest confidence and will not use in any way, any confidential and proprietary business information or other nonpublic information or documents relating to the business and affairs of the Corporate Group. For the purposes of this Waiver and Release, "confidential and proprietary business information" shall mean any information concerning any member of the Corporate Group or their business which I learn or develop during my employment and which is not generally known or available outside of the Corporate Group. Such information, without limitation, includes information, written or otherwise, regarding any member of the Corporate Group's earnings, expenses, material sources, equipment sources, customers and prospective customers, business plans, strategies, practices and procedures, prospective and executed contracts and other business arrangements. I acknowledge and agree that all records, papers, reports, computer programs, strategies, documents (including, without limitation, memoranda, notes, files and correspondence), opinions, evaluations, inventions, ideas, technical data, products, services, processes, procedures, and interpretations that are or have been produced by me or any employee, officer, director, agent, contractor, or representative of any member of the Corporate Group, whether provided in written or printed form, or orally, all comprise confidential and proprietary business information. I agree that for a period of one year following my termination with the Corporate Group that I will not: (a) solicit, encourage or take any action that is intended, directly or indirectly, to induce any other employee of the Corporate Group to terminate employment with the Corporate Group; (b) interfere in any manner with the contractual or employment relationship between the Corporate Group and any other employee of the Corporate Group; and (c) use any confidential information to directly, or indirectly, solicit any customer of the Corporate Group. I understand and agree that in the event of any breach of the provisions of this paragraph, or threatened breach, by me, any member of the Corporate Group may, in their discretion, discontinue any or all payments provided for in the Plan and recover any and all payments already made and any member of the Corporate Group shall be entitled to apply to a court of competent jurisdiction for such relief by way of specific performance, restraining order, injunction or otherwise as may be appropriate to ensure compliance with these provisions. Should I be contacted or served with legal process seeking to compel me to disclose any such information, I agree to notify the General Counsel of the Company immediately, in order that the Corporate Group may seek to resist such process if they so choose. If I am called upon to serve as a witness or consultant in or with respect to any potential litigation, litigation, arbitration, or regulatory proceeding, I agree to cooperate with the Corporate Group to the full extent permitted by law, and the Corporate Group agrees that any such call shall be with reasonable notice, shall not unnecessarily interfere with my later employment, and shall provide for payment for my time and costs expended in such matters.

            Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Waiver and Release. I acknowledge that this Waiver and Release and the Plan set forth the entire understanding and agreement between me and the Company or any other member of the Corporate Group concerning the subject matter of this Waiver and Release and supersede any prior or contemporaneous oral and/or written agreements or representations, if any, between me and the Company or any other member of the Corporate Group. I understand that for a period of 7 calendar days following the date I sign this Waiver and Release, I may revoke my acceptance of the offer by delivering a written statement to ______________________ (or the person designated by ________________) by hand or by registered-mail, in which case the Waiver and Release will not become effective. In the event I revoke my acceptance of this offer, I shall not be entitled to any Severance Benefits under the Plan. I understand that failure to revoke my acceptance of the offer within 7 calendar days following the date I sign this Waiver and Release will result in this Waiver and Release being permanent and irrevocable.

            I acknowledge that I have read this Waiver and Release, have had an opportunity to ask questions and have it explained to me and that I understand that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin, religion, veterans status, or disability and any other claims arising prior to the date of this Waiver and Release. By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions, or events of any member of the Corporate Group which occur after the date of the execution of this Waiver and Release.

_________________________________             __________________________________
Employee's Printed Name                       Corporate Group's Representative

_________________________________             __________________________________
Employee's Signature                          Corporate Group's Execution Date

_________________________________             __________________________________
Employee's Signature Date                     Employee's Social Security Number

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